Exhibit 99.1

Theravance Announces Positive Results from Phase 1 and Phase 2 Clinical Studies with TD-1211 in Development for Opioid-Induced Constipation

TD-1211 Achieves Primary and Secondary Endpoints

SOUTH SAN FRANCISCO, CA/October 21, 2010 — Theravance, Inc. (NASDAQ: THRX) today announced positive topline results from a Phase 1 multiple-ascending dose study and a proof-of-concept Phase 2 clinical study evaluating TD-1211 as a potential treatment for patients with opioid-induced constipation (OIC). TD-1211 is an orally-administered, peripherally selective, multivalent inhibitor of the mu opioid receptor designed to alleviate gastrointestinal side effects of opioid therapy without affecting analgesia. The positive Phase 1 and Phase 2 clinical results demonstrate proof-of-concept and support further development of TD-1211 for the treatment of patients with opioid-induced constipation.

In the placebo-controlled, double-blind, multiple-ascending dose Phase 1 study, healthy volunteers were administered multiple ascending doses of TD-1211 ranging from 2 mg to 30 mg once daily. All doses were well tolerated. In a cohort designed to study whether TD-1211 enters the central nervous system (CNS), repeat doses of 20 mg of TD-1211 did not interfere with morphine’s effect on pupil diameter, thereby providing evidence that TD-1211 is peripherally selective.

The Phase 2 dose-escalation study achieved its primary endpoint of change from baseline in average number of spontaneous bowel movements (SBMs) per week over a 2-week period. The two highest doses, 5 mg and 10 mg of TD-1211 dosed once a day, demonstrated a statistically significant increase in average SBMs per week of 3.2 SBMs per week (95% confidence interval: 1.5, 5.0) and 4.9 SBMs per week (95% CI: 3.1, 6.7), respectively. Median time to first SBM was 28.7 hours for placebo compared with 8.6 hours for 5 mg and 3.6 hours for 10 mg of TD-1211.

TD-1211 was generally well tolerated in patients. The most common adverse events reported were abdominal pain, nausea, vomiting and headache and they occurred at a higher rate in patients treated with TD-1211 than placebo. Gastrointestinal (GI) adverse events were generally mild to moderate, and the majority of GI-related adverse events resolved within a few days. No treatment related findings in quantitative ECG parameters were found. Five patients discontinued treatment. There were no serious adverse events reported in the

Phase 2 study.

“TD-1211 is a multivalent compound that was designed to block the effects of opioids on the mu opioid receptor without affecting its analgesic properties,” said Mathai Mammen, M.D., Ph.D., Senior Vice President of Research and Early Clinical Development. “We are excited that our core technology continues to yield promising differentiated clinical candidates for patients with significant medical needs.”

“We are excited that TD-1211 has achieved proof-of-concept,” said Rick E Winningham, Chief Executive Officer. “Opioids, which are one of the most widely prescribed classes of medicine to treat severe pain conditions, cause substantial impairment of bowel function in a significant percentage of patients. We believe that TD-1211 has the potential to help with this side effect of opioid therapy that adversely impacts patient quality of life.”

About the Phase 2 Study

The Phase 2 clinical study was a randomized, double-blind, placebo-controlled, dose-escalation study in two US sites that evaluated the constipation-relieving effects, safety and tolerability of TD-1211 in patients experiencing constipation while receiving chronic opioid therapy. Patients were eligible to enroll in the study if they experienced five or fewer SBMs and at least one additional symptom of constipation during the 2-week baseline.  70 non-cancer patients experiencing OIC were randomized to TD-1211 (0.25 mg, 0.75 mg, 2 mg, 5 mg, and 10 mg) or placebo in addition to their opioid treatment. Therapy was administered orally once-daily during a 2-week treatment period. The primary efficacy endpoint of the study was the change from baseline in average number of SBMs per week over a 2-week treatment period. Proof-of-concept was pre-defined in the protocol as the lower bound of the 95% confidence interval being greater than one SBM per week increase from baseline.

About TD-1211

TD-1211 was discovered by Theravance using the application of multivalent drug design in a research program dedicated to finding new treatments for GI motility disorders/pain. It is a once-a-day, orally-administered peripherally selective mu opioid receptor antagonist (PUMA), for the treatment of opioid-induced constipation (OIC). TD-1211 is a potent, multivalent inhibitor of the mu opioid receptor designed to alleviate gastrointestinal side effects of opioid analgesic therapy without affecting analgesia.

About Opioid-Induced Constipation

Opioid-induced constipation (OIC) is a highly prevalent and well recognized complication among the millions of patients on chronic opioid therapy. Opioid analgesic medications are widely used in the treatment of acute and chronic pain. Despite their effectiveness, OIC is a serious concern for the majority of patients receiving medication. OIC has a significant impact on the quality of life of patients, and is currently poorly treated with laxatives.  Consisting of constipation, delayed gastric emptying, abdominal discomfort, and nausea, OIC can be debilitating in patients. The Company believes that there remains a major unmet medical need for an oral therapy that is efficacious and well tolerated in OIC patients.

GSK Option

Pursuant to the Company’s 2004 Strategic Alliance with GlaxoSmithKline plc (GSK), GSK has an option to license TD-1211 for further development and commercialization under pre-agreed terms. For additional information regarding this agreement, please refer to SEC filings on the investor relations portion of Theravance’s website at www.theravance.com.

Conference Call and Webcast Information

The Company will discuss this announcement during its earnings call scheduled at 5:00 p.m. Eastern Daylight Time today. To participate in the live call by telephone, please dial (877) 837-3908 from the U.S., or (973) 890-8166 for international callers. Those interested in listening to the conference call live via the internet may do so by visiting the company’s web site at www.theravance.com. To listen to the live call and to download the slide presentation, please go to the web site 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on the Company’s web site for 30 days through November 20, 2010. An audio replay will also be available through 11:59 p.m. Eastern Daylight Time on October 28, 2010 by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering confirmation code 13531113.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction. The Company’s key programs include: VIBATIV™ (telavancin) with Astellas Pharma Inc. and the RELOVAIR™ program and Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA) program with GlaxoSmithKline plc. By leveraging its proprietary insight of multivalency toward drug discovery, Theravance is pursuing a best-in-class strategy designed to discover superior medicines in areas of significant unmet medical need. For more information, please visit the Company’s web site at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

VIBATIV is a trademark of Astellas Pharma Inc.

RELOVAIR is a trademark of Glaxo Group Limited.  Mark is intended for U.S. and subject to FDA approval.

This press release contains and the conference call will contain certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the goals and timing of clinical studies and product commercialization, statements regarding the potential benefits and mechanisms of action of drug candidates, statements concerning the timing of seeking regulatory approval of our product candidates, statements concerning enabling capabilities of Theravance’s approach to drug discovery and its proprietary insights, and statements regarding expectations for product candidates through development and commercialization and projections of revenue, expenses and other financial items. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical studies, the potential that results of clinical or preclinical studies indicate product candidates are unsafe or ineffective, our dependence on third parties in the conduct of our clinical studies, delays or failure to achieve regulatory approvals for product candidates, risks of relying on third-party manufacturers for the supply of our product candidates and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading “Risk Factors” contained in Theravance’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 4, 2010 and the risks discussed in our other period filings with SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

Contact Information:

Michael W. Aguiar

Senior Vice President and Chief Financial Officer

650-808-4100

investor.relations@theravance.com